EXHIBIT 99
News Release

Contact:	Dan McClain (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423
Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16;
EPS of $5.50 to $5.75 Expected in 2008
•	Q4 Sales Increase 10 Percent to Record $8.8 Billion; 2007 Sales Increase 6 Percent to Record $32 Billion

•	Q4 Cash from Operations Increases to $734 Million; 2007 Cash from Operations Increases to Record $2.9 Billion After $200 Million Pension Pre-funding

•	2007 Free Cash Flow Doubles to More than $2 Billion

•	2008 Earnings from Continuing Operations Expected to be $5.50 to $5.75 per Share on Sales of Approximately $33 Billion

•	Total Backlog of $64.1 Billion
          LOS ANGELES — Jan. 24, 2008 — Northrop Grumman Corporation (NYSE: NOC) reported fourth quarter 2007 income from continuing operations of $457 million, or $1.32 per diluted share, unchanged from $457 million, or $1.29 per diluted share, in the fourth quarter of 2006. Fourth quarter 2006 income from continuing operations included a pre-tax gain of $111 million, or $0.21 per diluted share, on the sale of approximately 9.7 million shares of TRW Automotive common stock.
          For 2007, income from continuing operations increased 15 percent to $1.8 billion, or $5.16 per diluted share, from $1.6 billion, or $4.46 per diluted share, in 2006.
          Fourth quarter 2007 sales increased 10 percent to $8.8 billion from $8.0 billion. For 2007, sales increased 6 percent to $32 billion from $30.1 billion in 2006. Fourth quarter and total year operating results for 2007 and 2006 reflect the reclassification of certain operations from continuing to discontinued operations.
          Cash from operations for the 2007 fourth quarter increased to $734 million from $271 million in the 2006 fourth quarter, and cash from operations for the year increased to a record $2.9 billion from $1.8 billion in 2006. Fourth quarter and total year cash from operations was reduced by discretionary pension pre-funding of $200 million in 2007 and $800 million in 2006.
          “This was an outstanding quarter across the board for Northrop Grumman and a great finish to 2007. For the quarter we achieved record sales, strong segment operating margin, and outstanding cash from operations and free cash flow. All four businesses performed well, posting double-digit increases in operating margin,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	2

          “For 2007, we achieved record sales, operating margin, earnings per share, cash from operations and free cash flow, while increasing backlog $3 billion to $64 billion. We have a great foundation for the future. For 2008, the focus will continue to be on driving performance and executing our balanced cash deployment strategy. We expect continued sales and EPS growth with strong cash from operations and free cash flow. This solid outlook supports investments for the future and shareholder value-enhancing actions such as our new $2.5 billion share repurchase program,” Sugar concluded.
Operating Highlights*

	Fourth Quarter			Total Year
($ millions except per share data)	2007	2006	Change	2007	2006	Change

Sales	8,824	8,013	10%	32,018	30,113	6%
Operating margin	760	623	22%	3,006	2,464	22%
as a % of sales	8.6%	7.8%	80 bps	9.4%	8.2%	120 bps
Income from continuing operations	457	457	—	1,803	1,573	15%
Diluted EPS from continuing operations	1.32	1.29	2%	5.16	4.46	16%
Net income	454	453	—	1,790	1,542	16%
Diluted EPS	1.31	1.28	2%	5.12	4.37	17%
Cash from operations	734	271	171%	2,890	1,756	65%
Free cash flow[1]	432	(7)		2,068	942	120%
*Operating results for all periods presented reflect the reclassification of Interconnect Technologies (formerly reported in Electronics) from continuing to discontinued operations.
1 Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
2008 Guidance

Sales	~$33B
Segment operating margin[1] %	mid to high 9%
Operating margin %	high 9%
Diluted EPS from continuing operations	$5.50 - 5.75
Cash from operations	$2.8 - 3.1B
Free cash flow[2]	$1.9 - 2.3B

1Segment operating margin is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	3

Fourth Quarter & 2007 Results
          Fourth quarter 2007 operating margin increased $137 million, or 22 percent, to $760 million from $623 million, and as a percent of sales increased 80 basis points to 8.6 percent from 7.8 percent. Stronger performance for all four businesses and lower pension expense drove the increase. During the quarter the four businesses generated a $103 million, or 15 percent, increase in segment operating margin, and as a percent of sales performance improved 40 basis points to 9.2 percent from 8.8 percent. Net pension adjustment improved by $48 million.
          For 2007, operating margin increased $542 million, or 22 percent, to $3.0 billion from $2.5 billion, and as a percent of sales increased 120 basis points to 9.4 percent from 8.2 percent. Stronger performance for all four businesses, lower pension expense, and lower unallocated expenses drove the increase. During 2007 the four businesses generated a $296 million, or 11 percent, increase in segment operating margin. As a percent of sales, the four businesses improved performance by 40 basis points to 9.7 percent from 9.3 percent in 2006. Net pension adjustment and unallocated expenses improved by $164 million and $82 million, respectively.
          Fourth quarter 2007 other income declined to $10 million from $134 million, and for 2007 declined $137 million to an expense of $12 million. Fourth quarter 2006 other income included a pre-tax gain of $111 million, or $0.21 per diluted share, on the sale of approximately 9.7 million shares of TRW Automotive common stock.
          Federal and foreign income taxes for the 2007 fourth quarter increased to $242 million, an effective tax rate of 34.6 percent, from $231 million in the fourth quarter of 2006, an effective tax rate of 33.6 percent. For 2007, federal and foreign income taxes increased to $883 million, an effective tax rate of 32.9 percent, from $713 million in 2006, an effective tax rate of 31.2 percent.
          Net income for the 2007 fourth quarter increased to $454 million, or $1.31 per diluted share, compared with $453 million, $1.28 per diluted share, for the same period of 2006. Earnings per share are based on weighted average diluted shares outstanding of 351.1 million for the fourth quarter of 2007 and 359 million for the fourth quarter of 2006. For 2007, net income increased 16 percent to $1.8 billion, or $5.12 per diluted share, from $1.5 billion, or $4.37 per diluted share in 2006. Earnings per share are based on weighted average diluted shares outstanding of 354.2 million for 2007 and 358.6 million for 2006. Weighted average shares outstanding include 6.4 million shares for the dilutive effects of the company’s Series B mandatorily redeemable preferred stock.
          New business awards, firm contractual additions to backlog, totaled $8.7 billion in the fourth quarter led by business awards at Mission Systems and Electronics. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $64.1 billion on Dec. 31, 2007. Funded contract acquisitions for the quarter totaled $9.9 billion.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	4

Cash Flow Highlights

	Fourth Quarter			Total Year
($ millions)	2007	2006	Change	2007	2006	Change

Cash from operations	734	271	463	2,890	1,756	1,134
Less:
Capital expenditures	254	244	(10)	685	737	52
Outsourcing contract & related software costs	48	34	(14)	137	77	(60)

Free cash flow[1]	432	(7)	439	2,068	942	1,126
1Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
          Cash provided by operations in the 2007 fourth quarter totaled $734 million compared with $271 million in the prior year period. For 2007, cash from operations increased to a record $2.9 billion from $1.8 billion in 2006. Fourth quarter and total year cash from operations was reduced by discretionary pension pre-funding of $200 million in 2007 and $800 million in 2006. The improvement in 2007 reflects lower pension expense, higher net income and improved working capital. Fourth quarter 2007 free cash flow increased to $432 million from ($7) million. For the year, free cash flow increased to a record $2.1 billion from $942 million.
Cash, Debt and Capital Deployment

($ millions)	12/31/2007	12/31/2006

Cash & cash equivalents	963	1,015
Total debt	4,055	4,162
Net debt[1]	3,092	3,147
Mandatorily redeemable preferred stock	350	350
Net debt to total capital ratio[2]	14%	15%

1Total debt less cash and cash equivalents 2Net debt divided by the sum of shareholders’ equity and total debt.
          Changes in cash and cash equivalents and total debt reflect the following cash deployment and financing actions during 2007:
•	$690 million for business acquisitions, including $584 million for Essex Corporation in January 2007

•	$1.2 billion for share repurchases, including accelerated share repurchases of $500 and $600 million completed in June and September 2007 and open market purchases of approximately $80 million.

•	$685 million capital expenditures and $137 million for outsourcing contract and related software costs

•	$504 million dividends paid

•	$274 million proceeds from exercises of stock options and issuance of common stock

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	5

Business Results
Consolidated Sales & Segment Operating Margin1

($ millions except per share data)	Fourth Quarter			Total Year
	2007	2006	Change	2007	2006	Change

Sales
Information & Services	3,299	2,959	11%	12,594	11,314	11%
Aerospace	2,166	2,137	1%	8,200	8,423	(3%)
Electronics	1,926	1,787	8%	6,906	6,543	6%
Ships	1,804	1,513	19%	5,788	5,321	9%
Intersegment eliminations	(371)	(383)		(1,470)	(1,488)

	8,824	8,013	10%	32,018	30,113	6%

Segment operating margin[1]
Information & Services	256	229	12%	1,015	981	3%
Aerospace	211	186	13%	852	796	7%
Electronics	234	202	16%	813	754	8%
Ships	142	120	18%	538	393	37%
Intersegment eliminations	(33)	(30)		(115)	(117)

Segment operating margin[1]	810	707	15%	3,103	2,807	11%
as a % of sales	9.2%	8.8%	40 bps	9.7%	9.3%	40 bps

Reconciliation to operating margin:
Unallocated expenses	(85)	(71)		(224)	(306)
Net pension adjustment[2]	35	(13)		127	(37)

Operating margin	760	623	22%	3,006	2,464	22%
as a % of sales	8.6%	7.8%	80 bps	9.4%	8.2%	120 bps
1Segment operating margin is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
2Net pension adjustment includes pension expense determined in accordance with GAAP less pension expense allocated to the business segments under U.S. Government Cost Accounting Standards.
          As previously announced, beginning in the 2007 first quarter, Radio Systems is reported as part of Mission Systems. Schedule 6 of this earnings release provides previously reported quarterly financial results and realigned results reflecting the transfer of certain Electronics businesses to Mission Systems, effective January 1, 2008. Operating results for all periods presented reflect the reclassification of Interconnect Technologies (formerly reported in Electronics) from continuing to discontinued operations.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	6

Information & Services

	Fourth Quarter ($ millions)
		2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Mission Systems	$1,568	$143	9.1%	$1,407	$119	8.5%
Information Technology	1,198	81	6.8%	1,034	86	8.3%
Technical Services	533	32	6.0%	518	24	4.6%

	$3,299	$256	7.8%	$2,959	$229	7.7%

	Total Year ($ millions)

Mission Systems	$5,931	$566	9.5%	$5,494	$519	9.5%
Information Technology	4,486	329	7.3%	3,962	342	8.6%
Technical Services	2,177	120	5.5%	1,858	120	6.5%

	$12,594	$1,015	8.1%	$11,314	$981	8.7%

     Information & Services fourth quarter 2007 sales increased $340 million and 2007 sales increased $1.3 billion. Sales for both the quarter and year increased 11 percent. Improvements in sales for both the fourth quarter and 2007 reflect higher sales for all three business segments.
     Information & Services fourth quarter operating margin increased $27 million, or 12 percent, and as a percent of sales was comparable to the prior year period. For 2007, operating margin increased $34 million, or 3 percent, and as a percent of sales declined to 8.1 percent from 8.7 percent in 2006. The 2007 operating margin rate reflects the impact of a higher percentage of, and lower margin on, commercial, state and local business than in 2006, as well as the impact of higher revenue for the Nevada Test Site program.
     Mission Systems fourth quarter sales increased $161 million, or 11 percent, and 2007 sales increased $437 million, or 8 percent. Higher sales for both the fourth quarter and 2007 reflect the Essex Corporation acquisition, higher volume for missile defense programs, and higher volume for command, control & communications programs.
     Fourth quarter operating margin rose $24 million, or 20 percent, and as a percent of sales, increased to 9.1 percent from 8.5 percent in the prior year period. For 2007, operating margin rose $47 million or 9 percent, and as a percent of sales was comparable to the prior year period at 9.5 percent. Higher operating margin and margin rate for the fourth quarter are primarily driven by higher volume and improved performance for several programs. Higher operating margin for 2007 is primarily driven by higher volume.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	7

     Information Technology fourth quarter sales rose $164 million, or 16 percent, and 2007 sales increased $524 million, or 13 percent. Higher sales for both the fourth quarter and 2007 are largely due to higher volume for commercial, state and local programs, defense programs, and restricted intelligence programs, which is partially offset by lower volume for civilian agencies programs.
     Information Technology fourth quarter 2007 operating margin declined $5 million, or 6 percent, and as a percent of sales declined to 6.8 percent from 8.3 percent. For 2007, operating margin declined $13 million or 4 percent, and as a percent of sales declined to 7.3 percent from 8.6 percent. The declines in operating margin and margin rate for the fourth quarter and 2007 are principally due to a business mix that includes a higher percentage of lower margin revenue for commercial, state and local programs and higher year-end cost accruals. For 2007, performance on state and local IT outsourcing programs was lower than the prior year periods due to timing of expenses and growth in transition cost (including $22 million in increased amortization of deferred and other outsourcing costs in Q3 2007).
     Technical Services fourth quarter sales rose $15 million, or 3 percent, and 2007 sales rose $319 million, or 17 percent. Higher fourth quarter sales are due to higher volume for life cycle optimization and engineering programs (LCOE). For 2007, higher sales are due to the Nevada Test Site program, which commenced in the second quarter of 2006, and higher volume for LCOE programs.
     Fourth quarter operating margin rose $8 million, or 33 percent, and as a percent of sales, increased to 6 percent from 4.6 percent in the prior year period. Higher operating margin and improved margin rate in the fourth quarter are due to higher volume and favorable contract adjustments. For 2007, operating margin is unchanged at $120 million, and as a percent of sales declined to 5.5 percent from 6.5 percent in 2006. The decline in operating margin rate reflects the impact of revenue for the Nevada Test Site program for a full year, and lower performance on LCOE programs.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	8

Aerospace

	Fourth Quarter ($ millions)
		2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Integrated Systems	$1,306	$137	10.5%	$1,384	$125	9.0%
Space Technology	860	74	8.6%	753	61	8.1%

	$2,166	$211	9.7%	$2,137	$186	8.7%

	Total Year ($ millions)

Integrated Systems	$5,067	$591	11.7%	$5,500	$551	10.0%
Space Technology	3,133	261	8.3%	2,923	245	8.4%

	$8,200	$852	10.4%	$8,423	$796	9.5%

     Aerospace fourth quarter 2007 sales increased $29 million, or 1 percent, and include higher volume for Space Technology, which was partially offset by lower volume for Integrated Systems. For 2007, sales declined $223 million, or 3 percent, from 2006 due to lower volume for Integrated Systems.
     Aerospace fourth quarter 2007 operating margin increased $25 million, or 13 percent, and as a percent of sales increased to 9.7 percent from 8.7 percent in the prior year period. For 2007, operating margin increased $56 million, or 7 percent, and as a percent of sales increased to 10.4 percent from 9.5 percent in 2006. The improvement in fourth quarter 2007 margin rate reflects improved performance for both Integrated Systems and Space Technology, and for 2007 is primarily driven by improved performance for Integrated Systems.
     Integrated Systems fourth quarter sales declined $78 million, or 6 percent. For 2007 sales declined $433 million, or 8 percent. Sales declines for both periods are primarily due to lower volume for the E-2D Advanced Hawkeye, F-35 and EA-18G programs, as these programs transition from development to production, as well as significant customer-directed scope reductions associated with the E-10A platform and related MP-RTIP efforts. Lower volume in these programs is partially offset by higher volume for the B-2, F/A-18 and Global Hawk programs.
     Integrated Systems fourth quarter operating margin rose $12 million, or 10 percent, and as a percent of sales, increased to 10.5 percent from 9 percent in the prior year period. Higher fourth quarter operating margin and margin rate include performance improvements and contract close-outs for several programs, as well as an additional F/A-18 delivery, which more than offset the impact of lower volume.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	9

     For 2007, operating margin increased $40 million, or 7 percent, and as a percent of sales increased to 11.7 percent from 10 percent in 2006. The improvements in operating margin and margin rate include the impact of a $27 million adjustment related to the settlement of prior years overhead costs, performance improvements and contract close-outs for several programs, and three additional F/A-18 deliveries, which more than offset the impact of lower sales.
     Space Technology fourth quarter sales increased $107 million, or 14 percent, and for 2007 increased $210 million or 7 percent. Higher sales volume in both periods is primarily driven by higher volume for restricted programs and civil systems, partially offset by lower volume in the Advanced Extremely High Frequency (AEHF) program.
     Space Technology fourth quarter operating margin increased $13 million, or 21 percent, and as a percent of sales increased to 8.6 percent from 8.1 percent in the prior year period. For 2007, operating margin increased $16 million, or 7 percent, and as a percent of sales is comparable to 2006. The improvement in fourth quarter operating margin and margin rate is driven by higher volume, as well as improved performance on satellite communications programs as a result of risk retirement. For 2007, the increase in operating margin is primarily driven by higher volume.
Electronics

	($ millions)
		2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Fourth Quarter	$1,926	$234	12.1%	$1,787	$202	11.3%

Total Year	$6,906	$813	11.8%	$6,543	$754	11.5%

     Electronics fourth quarter 2007 sales rose $139 million, or 8 percent, and for 2007 rose $363 million, or 6 percent. The fourth quarter sales improvement was primarily driven by higher volume for electro-optical targeting and infrared countermeasures programs, communications and ISR programs, and navigation systems. For 2007, the sales increase is primarily driven by higher volume for land forces programs, electro-optical targeting and infrared countermeasures programs, communications and ISR programs, and a restricted program. Higher sales in these programs are partially offset by declining volume on fixed price development programs.
     Electronics fourth quarter 2007 operating margin increased $32 million, or 16 percent, and as a percent of sales, increased to 12.1 percent from 11.3 percent in the prior year period. Fourth quarter 2006 operating margin included a $61 million pre-tax forward loss provision for the MESA radar systems programs. For 2007, operating margin increased $59 million, or 8 percent, and as a percent of sales increased to 11.8

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	10

percent from 11.5 percent in 2006. The increase in operating margin and margin rate reflect higher volume as well as improved performance across several programs.
Ships

	($ millions)
		2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales

Fourth Quarter	$1,804	$142	7.9%	$1,513	$120	7.9%

Total Year	$5,788	$538	9.3%	$5,321	$393	7.4%

     Ships fourth quarter 2007 sales rose $291 million, or 19 percent, and for 2007, sales rose $467 million, or 9 percent from 2006. The increase in fourth quarter sales includes higher revenue for the LPD, LHD, LHA, DDG and submarine programs. Fourth quarter 2007 sales also include $56 million from AMSEC. AMSEC was reorganized in July 2007, and the businesses retained under the reorganization are now reported in the Ships segment. The increase in 2007 sales is primarily driven by higher volume for the LPD and LHA programs, as well as higher volume for U.S. Coast Guard, aircraft carrier and submarine programs. Sales in 2007 include $92 million from AMSEC.
     Ships fourth quarter 2007 operating margin increased $22 million, or 18 percent, from the prior year period, and as a percent of sales was comparable to the prior period at 7.9 percent. The increase in fourth quarter 2007 operating margin over the prior year period is driven by higher volume.
     For 2007, operating margin increased $145 million, or 37 percent, and as a percent of sales increased 190 basis points to 9.3 percent from 7.4 percent in 2006. The increase in 2007 operating margin and margin rate are driven by higher volume, risk reduction upon completion of several contract actions, continued progress in recovery from Hurricane Katrina (including a $62 million pre-tax insurance recovery related to the impact of Hurricane Katrina on the company’s Gulf Coast shipyards), performance improvements, and a $23 million pre-tax gain resulting from the AMSEC reorganization.
Fourth Quarter Highlights
•	Northrop Grumman’s board of directors authorized a new program to repurchase up to $2.5 billion of the company’s outstanding common stock.

•	The Northrop Grumman-built Mesa Verde (LPD 19) was commissioned into the U.S. Navy’s Atlantic Fleet in Dec. 2007.

•	The U.S. Navy awarded Northrop Grumman a $1 billion shipbuilding contract to build Somerset (LPD 25). This 47-month, fixed price incentive contract modification provides funding to begin construction on the ninth San Antonio-class amphibious transport dock ship.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	11

•	The U.S. Army has competitively awarded Northrop Grumman a $331 million cost plus award fee contract to provide logistical support services to the National Training Center at Fort Irwin, Calif.

•	The U.S. Air Force competitively awarded Northrop Grumman a $160 million contract for design and risk reduction on the Global Positioning System Next Generation Control Segment program. If Northrop Grumman’s team is selected to proceed into system development, the program could potentially be valued at more than $1 billion.

•	The National Security Administration competitively awarded Northrop Grumman a $220 million contract to develop an advanced information management and data storage system that will support efforts to modernize the nation’s electronic intelligence and broader signals intelligence capabilities.

•	The U.S. Department of Defense awarded Northrop Grumman an indefinite delivery/indefinite quantity contract to provide technology development application for new products and services to defense and federal civilian agencies, state and local authorities, and partner nations engaged in counter-drug and counter-narcoterrorism operations. Northrop Grumman is one of five companies that will compete for task orders under this contract, which has a total program ceiling of $15 billion over five years.

•	The U.S. General Services Administration awarded Northrop Grumman an Alliant indefinite-delivery/indefinite quantity contract to deliver cost-effective information technology solutions to the federal government for improved service and increased efficiency. Northrop Grumman is one of 29 companies that received awards under the Alliant contract, which is valued at up to $50 billion, collectively.

•	The U.S. Army awarded Northrop Grumman initial funding of $10 million for work under the Global Combat Support System-Army (Field/Tactical) program. The cost-plus-fixed-fee task order, issued via the Information Technology Enterprise Solutions-2 Services indefinite delivery/indefinite quantity contract, is valued at up to $600 million over seven years.

•	The U.S. Air Force awarded Northrop Grumman a 23-month, $176 million contract in October to continue the full-rate production phase of the Intercontinental Ballistic Missile Propulsion Replacement Program. This award represents the seventh and final full-rate production option under the ten-year contract, which began in 1999 and is valued at $1.9 billion.

•	The U.S. Navy awarded Northrop Grumman an indefinite delivery/indefinite quantity, cost-plus-incentive-fee performance based contract for submarine work on the West Coast and in Hawaii. AMSEC LLC, a subsidiary of Northrop Grumman’s Newport News sector, is the prime contractor for the contract, which is valued at $32 million, with four one-year options, which if exercised, would bring the cumulative value to $167 million.

•	The U.S. Navy awarded Northrop Grumman a $90 million contract modification for transition to production activities leading to the construction of one of the first two Zumwalt-class destroyers.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	12

•	The U.S. Navy awarded Northrop Grumman a contract option for work to support Los Angeles, Ohio, Seawolf, and Virginia-class submarines. This option is valued at $85 million. The total estimated value of the contract is now $248 million.

•	The final Defense Support Program satellite, DSP 23, built by Northrop Grumman for the United States Air Force, launched from Cape Canaveral Air Force Station on Nov. 10 and successfully separated from the Delta IV-Heavy launch vehicle. DSP satellites have operated four times beyond their specified design lives on average, and Flight 23 is expected to serve well into the next decade.
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About Northrop Grumman
     Northrop Grumman Corporation is a $32 billion global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
     Northrop Grumman will webcast its earnings conference call at 12:00 p.m. EST on Jan. 24, 2008. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance,” “outlook” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation, appeals and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; joint ventures and other business arrangements; successful reduction of debt; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Q4 EPS Increases to $1.32, 2007 EPS Totals $5.16; EPS of $5.50 to $5.75 Expected in 2008	13

products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.
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0108-036

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Year ended December 31
$ in millions, except per share	2007	2006	2005

Sales and Service Revenues
Product sales	$18,730	$18,394	$19,471
Service revenues	13,288	11,719	10,507

Total sales and service revenues	32,018	30,113	29,978

Cost of Sales and Service Revenues
Cost of product sales	14,503	14,380	15,543
Cost of service revenues	11,301	10,242	9,355
General and administrative expenses	3,208	3,027	2,880

Operating margin	3,006	2,464	2,200
Other Income (Expense)
Interest income	28	44	54
Interest expense	(336)	(347)	(388)
Other, net	(12)	125	199

Income from continuing operations before income taxes	2,686	2,286	2,065
Federal and foreign income taxes	883	713	669

Income from continuing operations	1,803	1,573	1,396
(Loss) gain from discontinued operations, net of tax	(13)	(31)	4

Net income	$1,790	$1,542	$1,400

Income from continuing operations	$1,803	$1,573	$1,396
Preferred dividends	24	24

Income from continuing operations available to common shareholders	$1,827	$1,597	$1,396

Basic Earnings (Loss) Per Share
Continuing operations	$5.28	$4.55	$3.92
Discontinued operations	(.04)	(.09)	.01

Basic earnings per share	$5.24	$4.46	$3.93

Weighted average common shares outstanding, in millions	341.7	345.7	356.5

Diluted Earnings (Loss) Per Share
Continuing operations	$5.16	$4.46	$3.84
Discontinued operations	(.04)	(.09)	.01

Diluted earnings per share	$5.12	$4.37	$3.85

Weighted average diluted shares outstanding, in millions	354.3	358.6	363.2

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(preliminary and unaudited)

	December 31,	December 31,
$ in millions	2007	2006

Assets:
Current Assets
Cash and cash equivalents	$963	$1,015
Accounts receivable, net	3,813	3,562
Inventoried costs, net	1,045	1,176
Deferred income taxes	542	706
Prepaid expenses and other current assets	409	266

Total current assets	6,772	6,725

Property, Plant, and Equipment
Land and land improvements	605	588
Buildings	2,249	2,079
Machinery and other equipment	4,775	4,415
Leasehold improvements	526	447

	8,155	7,529
Accumulated depreciation	(3,440)	(3,004)

Property, plant, and equipment, net	4,715	4,525

Other Assets
Goodwill	17,672	17,219
Other purchased intangibles, net of accumulated amortization of $1,687 in 2007 and $1,555 in 2006	1,074	1,139
Pension and postretirement benefits asset	2,080	1,349
Miscellaneous other assets	1,060	1,052

Total other assets	21,886	20,759

Total assets	$33,373	$32,009

Liabilities and Shareholders’ Equity:
Current Liabilities
Notes payable to banks	$26	$95
Current portion of long-term debt	111	75
Trade accounts payable	1,901	1,682
Accrued employees’ compensation	1,180	1,176
Advance payments and billings in excess of costs incurred	1,563	1,571
Income tax payable		535
Other current liabilities	1,651	1,619

Total current liabilities	6,432	6,753

Long-term debt, net of current portion	3,918	3,992
Mandatorily redeemable preferred stock	350	350
Pension and postretirement benefits liability	3,008	3,302
Other long-term liabilities	1,978	997

Total liabilities	15,686	15,394

Shareholders’ Equity
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2007 — 337,834,561; 2006 — 345,921,809	338	346
Paid-in capital	10,661	11,346
Retained earnings	7,387	6,183
Accumulated other comprehensive loss	(699)	(1,260)

Total shareholders’ equity	17,687	16,615

Total liabilities and shareholders’ equity	$33,373	$32,009

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Year ended December 31
$ in millions	2007	2006	2005

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$7,490	$6,797	$6,644
Other collections	24,570	23,303	23,622
Insurance proceeds received	125	100	89
Income tax refunds received	52	60	88
Interest received	21	45	78
Other cash receipts	34	42	51

Total sources of cash — continuing operations	32,292	30,347	30,572

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(28,025)	(27,389)	(27,028)
Interest paid	(355)	(366)	(404)
Income taxes paid	(905)	(678)	(419)
Excess tax benefits from stock-based compensation	(51)	(57)
Payments for litigation settlements	(33)	(11)	(99)
Other cash payments	(19)	(12)	(31)

Total uses of cash — continuing operations	(29,388)	(28,513)	(27,981)

Cash provided by continuing operations	2,904	1,834	2,591
Cash (used in) provided by discontinued operations	(14)	(78)	36

Net cash provided by operating activities	2,890	1,756	2,627

Investing Activities
Proceeds from sale of businesses, net of cash divested		43	57
Payments for businesses purchased, net of cash acquired	(690)		(361)
Proceeds from sale of property, plant, and equipment	22	21	11
Additions to property, plant, and equipment	(685)	(737)	(823)
Proceeds from insurance carrier	4	117	38
Proceeds from sale of investments		209	238
Payment for purchase of investment		(35)
Restriction of cash, net of restrictions released	59	(127)
Payments for outsourcing contract costs	(137)	(77)
Other investing activities, net	(3)	(15)	(15)

Net cash used in investing activities	(1,430)	(601)	(855)

Financing Activities
Borrowings under lines of credit	315	47	62
Repayment of borrowings under lines of credit	(384)	(3)	(21)
Proceeds from issuance of long-term debt		200
Principal payments of long-term debt	(90)	(1,212)	(32)
Proceeds from exercises of stock options and issuances of common stock	274	393	163
Dividends paid	(504)	(402)	(359)
Excess tax benefits from stock-based compensation	52	57
Common stock repurchases	(1,175)	(825)	(1,210)

Net cash used in financing activities	(1,512)	(1,745)	(1,397)

(Decrease) Increase in cash and cash equivalents	(52)	(590)	375
Cash and cash equivalents, beginning of year	1,015	1,605	1,230

Cash and cash equivalents, end of year	$963	$1,015	$1,605

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Year ended December 31
$ in millions	2007	2006	2005

Reconciliation of Net Income to Net Cash Provided by Operating Activities
Net Income	$1,790	$1,542	$1,400
Adjustments to reconcile to net cash provided by operating activities
Depreciation	578	569	556
Amortization of assets	152	136	216
Stock-based compensation	196	184	172
Excess tax benefits from stock-based compensation	(52)	(57)
Loss on disposals of property, plant, and equipment	19	6	21
Impairment of property, plant, and equipment damaged by Hurricane Katrina		37	61
Amortization of long-term debt premium	(11)	(14)	(18)
Net gain on investments	(23)	(96)	(165)
Decrease (increase) in
Accounts receivable	(6,487)	(2,222)	(5,314)
Inventoried costs	8	(76)	(234)
Prepaid expenses and other current assets	9	(10)	(85)
Increase (decrease) in
Progress payments	6,513	2,261	5,249
Accounts payable and accruals	108	181	348
Deferred income taxes	175	183	105
Income taxes payable	(59)	(68)	295
Retiree benefits	(50)	(772)	(22)
Other non-cash transactions, net	38	50	6

Cash provided by continuing operations	2,904	1,834	2,591
Cash (used in) provided by discontinued operations	(14)	(78)	36

Net cash provided by operating activities	$2,890	$1,756	$2,627

Non-Cash Investing and Financing Activities
Investment in unconsolidated affiliate	$30
Liabilities assumed by purchaser			$41

Purchase of businesses
Fair value of assets acquired, including goodwill	$879		$399
Cash paid for businesses purchased	(691)		(361)
Non-cash consideration given for businesses purchased	(53)

Liabilities assumed	$135		$38

Capital leases	$35		$9

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
FUNDED CONTRACT ACQUISITIONS AND TOTAL BACKLOG
($ in millions)
(preliminary and unaudited)

	FUNDED CONTRACT ACQUISITIONS(1)
	FOURTH QUARTER		TOTAL YEAR
	2007	2006 (4)	2007	2006 (4)

Information & Services
Mission Systems	$1,771	$1,930	$6,032	$6,108
Information Technology	1,081	1,097	4,400	4,613
Technical Services	795	372	2,273	2,292

Total Information & Services	3,647	3,399	12,705	13,013
Aerospace
Integrated Systems	1,549	1,848	4,986	6,108
Space Technology	1,105	1,382	2,770	3,916

Total Aerospace	2,654	3,230	7,756	10,024
Electronics	1,885	2,122	8,776	7,147
Ships	2,121	3,673	5,282	10,045
Intersegment Eliminations	(371)	(336)	(1,470)	(1,495)

Total	$9,936	$12,088	$33,049	$38,734

	TOTAL BACKLOG
	December 31, 2007			December 31, 2006 (4)

			TOTAL			TOTAL
	FUNDED (2)	UNFUNDED(3)	BACKLOG	FUNDED (2)	UNFUNDED(3)	BACKLOG

Information & Services
Mission Systems	$3,220	$8,985	$12,205	$3,119	$8,488	$11,607
Information Technology	2,581	2,268	4,849	2,667	1,840	4,507
Technical Services	1,471	3,193	4,664	1,375	3,973	5,348

Total Information & Services	7,272	14,446	21,718	7,161	14,301	21,462
Aerospace
Integrated Systems	4,204	4,525	8,729	4,285	4,934	9,219
Space Technology	1,260	8,266	9,526	1,623	7,138	8,761

Total Aerospace	5,464	12,791	18,255	5,908	12,072	17,980
Electronics	8,446	2,062	10,508	6,576	1,583	8,159
Ships	10,348	3,230	13,578	10,854	2,566	13,420

Total	$31,530	$32,529	$64,059	$30,499	$30,522	$61,021

(1)	Funded contract acquisitions represent amounts funded during the period on customer contractually obligated orders.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.

Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

(4)	Certain prior period amounts have been reclassified to conform to the 2007 presentation.

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
REALIGNED SEGMENT OPERATING RESULTS
($ in millions)
(preliminary and unaudited)

	AS REPORTED							REALIGNED
	2005	2006	2007					2005	2006	2007
	Total	Total	Three Months Ended				Total	Total	Total	Three Months Ended				Total
NET SALES	Year	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year	Year	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year

Information & Services
Mission Systems	$5,494	$5,494	$1,362	$1,542	$1,459	$1,568	$5,931	$5,638	$5,651	$1,395	$1,586	$1,500	$1,639	$6,120
Information Technology	3,736	3,962	1,038	1,143	1,107	1,198	4,486	3,736	3,962	1,038	1,143	1,107	1,198	4,486
Technical Services	1,617	1,858	520	551	573	533	2,177	1,617	1,858	520	551	573	533	2,177

Total Information & Services	10,847	11,314	2,920	3,236	3,139	3,299	12,594	10,991	11,471	2,953	3,280	3,180	3,370	12,783

Aerospace
Integrated Systems	5,489	5,500	1,281	1,225	1,255	1,306	5,067	5,489	5,500	1,281	1,225	1,255	1,306	5,067
Space Technology	2,866	2,923	754	769	750	860	3,133	2,866	2,923	754	769	750	860	3,133

Total Aerospace	8,355	8,423	2,035	1,994	2,005	2,166	8,200	8,355	8,423	2,035	1,994	2,005	2,166	8,200

Electronics (2)	6,513	6,543	1,587	1,720	1,673	1,926	6,906	6,373	6,389	1,554	1,676	1,634	1,854	6,718

Ships	5,786	5,321	1,156	1,359	1,469	1,804	5,788	5,786	5,321	1,156	1,359	1,469	1,804	5,788

Other	42							42

Intersegment Eliminations	(1,565)	(1,488)	(358)	(383)	(358)	(371)	(1,470)	(1,569)	(1,491)	(358)	(383)	(360)	(370)	(1,471)

Total Sales and Service Revenue	$29,978	$30,113	$7,340	$7,926	$7,928	$8,824	$32,018	$29,978	$30,113	$7,340	$7,926	$7,928	$8,824	$32,018

SEGMENT OPERATING MARGIN

Information & Services
Mission Systems	$424	$519	$119	$160	$144	$143	$566	$435	$517	$117	$163	$144	$152	$576
Information Technology	322	342	86	90	72	81	329	322	342	86	90	72	81	329
Technical Services	100	120	28	32	28	32	120	100	120	28	32	28	32	120

Total Information & Services	846	981	233	282	244	256	1,015	857	979	231	285	244	265	1,025

Aerospace
Integrated Systems	499	551	160	149	145	137	591	499	551	160	149	145	137	591
Space Technology	219	245	59	69	59	74	261	219	245	59	69	59	74	261

Total Aerospace	718	796	219	218	204	211	852	718	796	219	218	204	211	852

Electronics (2)	709	754	185	183	211	234	813	698	756	187	180	212	222	801

Ships	249	393	79	134	183	142	538	249	393	79	134	183	142	538

Other	(17)							(17)

Intersegment Eliminations	(84)	(117)	(29)	(28)	(25)	(33)	(115)	(84)	(117)	(29)	(28)	(26)	(30)	(113)

Total Segment Operating Margin (1)	$2,421	$2,807	$687	$789	$817	$810	$3,103	$2,421	$2,807	$687	$789	$817	$810	$3,103

(1)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.

(2)	Reported amounts adjusted to reflect discontinued operations as previously reported in Schedule 6 of the Third Quarter 2007 earnings release (except for 2005).